SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant    X
Filed by a Party other than the Registrant ___
Check the appropriate box:

__ Preliminary Proxy Statement
__ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
X Definitive Proxy Statement
__ Definitive Additional Materials
__ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
GREIF, INC.

(Name of Registrant as Specified in Its Charter)
NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
X    No fee required.
__  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

__    Fee paid previously with preliminary materials.

__
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2019 Proxy Statement
Notice of Annual Meeting of Stockholders

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

It is our pleasure to invite you to join our Board of Directors at our 2019 Annual Meeting of Stockholders of Greif, Inc.

DATE AND TIME:
Tuesday, February 26, 2019
10:00 a.m. Eastern Time

PLACE:
Greif Corporate Headquarters
425 Winter Road
Delaware, Ohio 43015

ITEMS OF BUSINESS:

1.	To elect nine directors to serve for a one-year term; and

2.	To transact such other business as may properly come before the meeting or any adjournments.

RECORD DATE:
Only stockholders of record of the Class B Common Stock at the close of business on December 31, 2018, will be entitled to vote at the Annual Meeting.

VOTING:
We hope that Class B stockholders will promptly vote over the internet, by phone, by mailing their proxy cards in the enclosed envelope or in person.

Vote by internet at www.proxyvote.com
Vote by phone at +1 800 690 6903
Vote by mailing your proxy card
Vote in person

On behalf of the Board of Directors, management and employees of the Company, thank you for your continued support.

By Order of the Board of Directors,

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary

January 11, 2019

Greif - Proxy Statement 2

Greif - Proxy Statement 3

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING:

When is the Annual Meeting?
The Annual Meeting of Stockholders (the “Annual Meeting”) of Greif, Inc. (the “Company,” “our,” “us” and “we”) will be held on February 26, 2019, at 10:00 a.m., Eastern Time, at the Company’s principal executive offices, 425 Winter Road, Delaware, Ohio 43015.

Why am I Receiving these Proxy Materials?
This proxy statement is being furnished to all stockholders of the Company in connection with the Annual Meeting. It is anticipated that this proxy statement and form of proxy will first be sent to the stockholders on or about January 11, 2019.

Who May Vote at the Annual Meeting?
Only holders of Class B Common Stock as of the close of business on December 31, 2018, are entitled to vote at the Annual Meeting and any adjournment thereof. Class A stockholders are not entitled to vote at the Annual Meeting. Therefore, this proxy statement is being furnished to Class A holders for informational purposes only, and no proxy is being solicited from them. On the record date of December 31, 2018, there were 22,007,725 shares of Class B Common Stock outstanding, with each share entitled to one vote.

How do I Vote?
By the internet:     Available 24/7 at www.proxyvote.com
By Telephone:     By calling toll-free at 1 800 690 6903 within the United States
By Mail:         Mark, sign and date your proxy card and mail promptly in the enclosed postage-paid envelope.
In Person:     Attend the Annual Meeting in person and vote by ballot.

What Proposals will be Voted on at the Annual Meeting?
At the Annual Meeting, Class B stockholders will vote upon Proposal 1 - the election of nine directors to serve for a one-year term. The Class B stockholders will also vote upon such other business as may properly come before the meeting or any adjournments.

How are Votes Counted?
Holders of Class B Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. The nine director nominees receiving the highest number of votes will be elected as directors. Class B stockholders do not have the right to cumulate their votes in the election of directors. Proxies cannot be voted at the Annual Meeting for a number of persons greater than the number of nominees named in this proxy statement. Each share of the Class B Common Stock is entitled to one vote in respect of Proposal 1. Abstentions will be considered as shares of Class B Common Stock present at the Annual Meeting for purposes of determining the presence of a quorum. Abstentions will not be counted in the votes cast for the election of directors and will not have a positive or negative effect on the outcome of that election.

How do I change or revoke my Vote?
Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A Class B stockholder’s presence at the Annual Meeting does not by itself revoke the proxy.

Voting Instructions to Broker:
If your Class B Common Stock is held in street name, you will need to instruct your broker regarding how to vote your Class B Common Stock. Pursuant to the rules of the New York Stock Exchange, your broker does not have discretion to vote your Class B Common Stock without your instructions with respect to certain matters. If you do not provide your broker with voting instructions, your shares of Class B Common Stock will not be considered present at the Annual Meeting for purposes of determining the presence of a quorum or for voting on such matters.

This Proxy Statement, the form of proxy and the Company’s Annual Report are available at www.proxyvote.com.

Greif - Proxy Statement 4

PROPOSAL 1: Election of Directors
The Nominating and Corporate Governance Committee (the “Nominating Committee”) has recommended the nine director nominees named below for election as directors at the Annual Meeting. All nine of these director nominees are presently serving on our Board of Directors (the “Board”) and each has consented to being named in this proxy statement and to serve if elected for a one-year term. Patrick J. Norton who has served on the Board for the past 15 years, is retiring and not standing for re-election. The size of the Board will be reduced from ten to nine directorships prior to the Annual Meeting by virtue of an amendment to the Second Amended and Restated By-Laws, as amended, that was approved by the Board. All nine of these director nominees were identified and proposed as candidates for service on our Board based on their record of service and individual contributions to the overall mission and responsibilities of the Board. Unless otherwise specified, the shares of Class B Common Stock represented by the proxies at the Annual Meeting will be voted to elect the nine director nominees named below. In the event that any of these director nominees is unable to serve (which is not anticipated), the persons named in the proxy may vote for another director nominee of their choice. The names and biographies of each of the director nominees for election to the Board of Directors are set forth below.

Director Nominees

MICHAEL J. GASSER - CHAIRMAN

Age: 67
Director since 1991, Independent Director since November 2015

Mr. Gasser has served as Chairman of the Board of Directors since 1994, including the period from November 2011 until November 2012 in which he served as Executive Chairman. Mr. Gasser served as Chief Executive Officer of the Company from 1994 until October 2011. Mr. Gasser currently serves as the Chair of the Board of Trustees of The Ohio State University and a member of its Audit and Finance Committees and as a director of the Battelle Memorial Institute and a member of its Nominating and Corporate Governance Committee. Previously, Mr. Gasser served as the lead director and a member of the Finance and Compensation committees for Bob Evans Farms, Inc. and as a trustee of the James Cancer Hospital Foundation. Mr. Gasser has extensive experience in our manufacturing, management, accounting and financial operations, which uniquely qualifies him to serve as our Chairman.

PETER G. WATSON

Age: 62
Director since December 2015

Mr. Watson has served as President and Chief Executive Officer since November 2015. From January 2014 until October 2015, he served as Chief Operating Officer. From September 2012 until December 2013, Mr. Watson served as Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System. From May 2013 until May 2015, Mr. Watson also served as President of Soterra LLC, which operates our Land Management business segment. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010, Mr. Watson served in a variety of roles in our Paper Packaging & Services segment including President of CorrChoice (a division of the Company). He has been employed by the Company since 1999. Mr. Watson’s experience as Chief Executive Officer and Chief Operating Officer, as well as his extensive experience in our Paper Packaging & Services and Land Management business segments, and his extensive knowledge of our manufacturing and global sourcing and supply chain operations, gives him valuable insight in serving as a director of the Company.

Greif - Proxy Statement 5

VICKI L. AVRIL

Age: 64
Independent Director since 2004

From June 2008 until her retirement in September 2013, Ms. Avril served as Chief Executive Officer and President of IPSCO Tubulars, Inc., a manufacturer of steel and tubular products. She had been an executive officer of IPSCO Tubulars since 2004, including serving as its Chief Financial Officer. She is a director and member of the Audit, Compensation and Governance and Nominating Committees of Global Brass and Copper Holdings, Inc., a publicly traded (NYSE) value-added converter, fabricator, processor and distributor of specialized non-ferrous products in North America, a director and member of the Audit and Nominating and Governance Committees of Commercial Metals Company, a publicly traded (NYSE) recycler of steel and metal products, and a director and member of the Audit and Safety, Environment and Social Responsibility Committees of Finning International, Inc., a publicly traded (TSX) Caterpillar equipment dealer. In nominating Ms. Avril, the Nominating Committee considered a number of factors including, but not limited to, her background, experience and judgment as a chief executive and chief financial officer of a major manufacturing company and her experience as a current director of three other publicly traded companies.

BRUCE A. EDWARDS

Age: 63
Independent Director since 2006, Audit Committee Chair and Audit Committee Financial Expert

From March 2008 until his retirement in October 2014, Mr. Edwards served on the Executive Management Board of Deutsche Post DHL, a global provider of mail and logistic services, with responsibility for running the supply chain operating unit of Deutsche Post DHL. From March 2007 until February 2008, Mr. Edwards was Global Chief Executive Officer for DHL Supply Chain, a supply chain services division of a subsidiary of Deutsche Post DHL. Prior to that time, and for more than five years, he was Chief Executive Officer of Exel Americas, a supply chain services subsidiary of Deutsche Post DHL. Previously, Mr. Edwards also served as a director and member of the Nomination and Audit Committees of Ashtead Group plc, a publicly traded (London) international equipment rental company, and a director and member of the Audit, Remuneration and Nomination committees of Synergy Health plc, formerly a publicly traded (London) provider of outsourced sterilization services for medical device manufacturers and hospital prior to its acquisition by STERIS Corporation in 2014. In nominating Mr. Edwards, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as an executive officer of a global supply chain services company and as a former presiding director of two publicly traded companies listed on the London Stock Exchange.

MARK A. EMKES

Age: 66
Independent Director since 2008

From January 2011 until his retirement in May 2013, Mr. Emkes served as Commissioner of Finance and Administration for the State of Tennessee. Previously, Mr. Emkes was Chairman and Chief Executive Officer of Bridgestone Americas, Inc. and Bridgestone Americas Holdings, Inc., a tire and rubber manufacturing company for more than five years prior to his retirement from that position in February 2010. He was also President of these companies from January 2009 until his retirement. Mr. Emkes serves as director and the Chairman of the Audit Committee of First Horizon National Corporation, a publicly traded (NYSE) bank holding company and the parent of First Tennessee Bank National Association. Mr. Emkes is a director of CoreCivic Corporation, formerly known as Corrections Corporation of America, a publicly traded (NYSE) provider of corrections management and residential re-entry services and real estate solutions to federal, state and local governments, where he is also presently serving as the Non-executive Chairman of the Board and a member of the Compensation and Nominating/Governance Committees. Previously, Mr. Emkes served as director and member of the Compensation and Director Affairs/Corporate Governance Committees of Clarcor, Inc., formerly a publicly traded (NYSE) manufacturer of industrial and environmental filtration products prior to its acquisition by Parker Hannifin Corporation in 2017. In nominating Mr. Emkes, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as a senior state government official, as the chairman, chief executive officer and president of a major manufacturing company and as a current director of two other publicly traded companies listed on the NYSE.

Greif - Proxy Statement 6

JOHN F. FINN

Age: 71
Independent Director since 2007

For more than five years, Mr. Finn has been Chairman and Chief Executive Officer of Gardner, Inc., a supply chain management company servicing industrial and consumer customers. Mr. Finn also serves as a trustee, member of the Equity Committee and Chairman of the Governance Committee of J.P. Morgan Funds, a registered investment company. From January 1994 until November 2014, Mr. Finn served as a director and, most recently, as the presiding director and Chair of the Nominating and Governance Committee of Cardinal Health, Inc., a publicly traded (NYSE) global, integrated healthcare services and products company. In nominating Mr. Finn, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as chief executive officer of a major distribution company and as a former presiding director of a Fortune 20 healthcare services company.

DANIEL J. GUNSETT

Age: 70
Independent Director since 1996, Compensation Committee Chair

For more than five years, Mr. Gunsett has been a partner with the law firm of Baker & Hostetler LLP and held the position of managing partner of the firm’s Columbus, Ohio office until December 2012. In nominating Mr. Gunsett, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as the managing partner of an office of a major national law firm.

JUDITH D. HOOK

Age: 65
Independent Director since 2003, Nominating and Corporate Governance Committee Chair

Ms. Hook has been an investor for more than five years. Ms. Hook is the aunt of John W. McNamara. In nominating Ms. Hook, the Nominating Committee considered a number of factors including, but not limited to, her unique knowledge and understanding of our business based on her life-long affiliation.

JOHN W. MCNAMARA

Age: 54
Independent Director since 2009

For more than five years prior to September 2017, Mr. McNamara served as president and owner of Corporate Visions Limited, LLC, a provider of aviation management educational and training programs. Mr. McNamara is the nephew of Judith D. Hook. In nominating Mr. McNamara, the Nominating Committee considered a number of factors including, but not limited to, his background, experience and judgment as owner and president of an aviation services company.

Board Recommendation

The Board of Directors recommends that the Class B Stockholders vote FOR the election of all nominees listed above to the Board of Directors.

Greif - Proxy Statement 7

CORPORATE GOVERNANCE

Board of Directors
The Board of Directors is currently composed of nine independent directors and one director, Mr. Watson, who as an employee of the Company is not independent under the New York Stock Exchange (the "NYSE") listing rules. Mr. Norton is retiring and the size of the Board will be reduced from ten to nine directorships prior to the Annual Meeting by virtue of an amendment to the Second Amended and Restated By-Laws, as amended, that was approved by the Board.

Committees of the Board
The Board has the following committees:

AUDIT COMMITTEE	6 meetings in fiscal 2018
Members: Bruce A. Edwards (Chair/Financial Expert) John F. Finn Michael J. Gasser John W. McNamara
Primary Responsibilities:
•    Oversees the integrity of our financial reporting and accounting process
•   Reviews audits of our consolidated financial statements and effectiveness of the internal accounting controls and internal auditing methods
•    Oversees our enterprise risk management program
•    Oversees our compliance with legal and regulatory requirements
•    Monitors and evaluates our internal audit function and reviews internal audit plan
•   Appoints and oversees our independent auditors and reviews their qualifications, independence and performance
•     Meets separately and on a regular basis with Company’s independent auditors and internal audit function to consult and review the scope of its audit

COMPENSATION COMMITTEE 7 meetings in fiscal 2018
Members: Daniel J. Gunsett (Chair) Vicki L. Avril Mark A. Emkes Judith D. Hook Patrick J. Norton
Primary Responsibilities:
•    Oversees the execution of our compensation philosophy and objectives
•    Reviews and approves annually corporate goals and objectives relating to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance and reviews and approves annually the total compensation of the Chief Executive Officer
•    Reviews and approves annually the total compensation of other executive officers of the Company
•    Reviews at least annually our incentive compensation and equity-based compensation plans, including their design and implementation
•   Appoints and oversees an independent compensation consultant and reviews its independence and performance
•    Evaluates and approves non-management director compensation
•    Reviews and confirms our incentive compensation plans do not encourage unnecessary and excessive risk
•     Reviews and discusses with management the Compensation Discussion and Analysis and recommends to the Board its inclusion in the proxy statement

COMPENSATION SPECIAL SUBCOMMITTEE
Members: Patrick J. Norton (Chair) Vicki L. Avril Mark A. Emkes Judith D. Hook
Primary Responsibilities:
•     Administers our short-term and long-term incentive plans, which each have received shareholder approval
•   Approves participants for incentive plans from among our executive officers and key employees
•   Establishes the performance goals and target award amount to be earned by participants based upon the level of achievement of such performance goals
•   Certifies the extent to which the performance goals have been achieved and determines the amount of the awards that are payable to participants

Greif - Proxy Statement 8

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE 5 meetings in fiscal 2018
Members: Judith D. Hook (Chair) John F. Finn Michael J. Gasser Daniel J. Gunsett
Primary Responsibilities:
•     Evaluates and recommends to the Board qualified director nominees for election using the criteria set forth in the Committee’s charter
•     Evaluates and recommends changes to the size, composition and structure of the Board and its committees
•     Reviews and recommends Board and committee leadership structure and committee membership
•     Administers and oversees the annual Board and Committee evaluation process
•     Reviews and recommends to the Board changes to our corporate governance guidelines
•     Reviews and approves related party transactions

STOCK REPURCHASE COMMITTEE 0 meetings in fiscal 2018
Members: Michael J. Gasser (Chair) Daniel J. Gunsett Judith D. Hook	Primary Responsibilities: • Responsible for administering our stock repurchase program
The Board held six meetings during fiscal 2018 and all directors attended at least 75 percent of the total number of meetings of the Board of Directors and committees on which he or she served. Under our Corporate Governance Guidelines, directors are expected to attend our Annual Meeting. All of the director nominees attended the 2018 Annual Meeting.

Board Leadership Structure
Our Board is the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The day-to-day business is conducted and managed by the management of the Company under the direction of the Chief Executive Officer (“CEO”). Currently, our Board leadership structure consists of an independent Chairman of the Board who is our former CEO (Mr. Gasser), eight additional independent directors (seven following the Annual Meeting) and a director who is the current CEO (Mr. Watson).
Our Board believes this leadership structure is appropriate for the Company at this time. This structure permits Mr. Watson to primarily focus his time and attention on the business operations, while Mr. Gasser directs his attention on guiding the Board’s agenda in setting priorities for the Company to address the risks and challenges faced by the Company. Further, our Board believes that it is in the best interests of the stockholders for Mr. Gasser to serve as Chairman of the Board due to his extensive knowledge of the Company based on his 17 years of experience as the former CEO. While this structure has worked particularly well for our Board, it is not a permanent structure. It is the Board’s belief that no single organizational model is best or most effective in all circumstances. Therefore, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.
We have adopted various policies to provide for a strong and independent Board, including the following.

•
The majority of the Board must be independent of management and have no material relationship with the Company, either directly or indirectly as a partner, stockholder or officer of an organization that has such a relationship with the Company, and must meet the standards of independence under the applicable rules of the SEC and NYSE listing standards.

•	Only independent directors are members of the Compensation, Audit and Nominating Committees.

•
Independent/non-management directors meet at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors.

In addition, the Board and the Nominating Committee have assembled a Board that consists of capable and experienced directors, many of whom are currently or have been leaders of companies, who are independent thinkers and have a wide range of expertise and skills. The Board currently does not have a lead director. However, because of its capable and experienced independent directors, including its Chairman of the Board, and for the reasons described above, along with the above described policies that promote an open discussion among the independent directors, the Chairman of the Board and the CEO, the Board has determined that a lead director is not necessary at this time.

Greif - Proxy Statement 9

Board’s Role in Risk Management Oversight
The Board takes an active role in the oversight of our most significant risks. The Board executes its risk oversight function at the Board level and through delegation to its Board committees. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for us to be competitive and to achieve our long-term strategic objectives.
While the Board and its committees oversee risk management, management is responsible for day-to-day management of the various enterprise risks facing the Company. Management has developed and administers a formal enterprise risk management program that is a Company-wide effort involving both the Board and management. Management’s role is to identify, mitigate, guide and review the efforts of our business units with respect to risk, consider whether various risks are acceptable, and approve plans to deal with critical business risks that could prevent achievement of our business goals or plans. The Board receives detailed management reports that assess the material risk to us, including strategic, operational, financial, infrastructure, legal, regulatory and other external risks facing the Company and to be certain that management develops and maintains comprehensive risk management policies and procedures to assess, mitigate and monitor risks. The Board and its committees risk oversight responsibilities are summarized below:

Board of Directors	Audit Committee	Compensation Committee	Nominating Committee
 •  Oversees our risk management processes to support the achievement of our long-term strategic objectives
•  Delegates certain risk management oversight responsibilities to its committees and receives regular reports from each committee

 •  Oversees risks related to financial statements, financial reporting and disclosure process, accounting and legal matters
 •  Oversees the internal audit function
 •  Oversees the enterprise risk management program
 •  Oversees risk related to the integrity of our internal controls process

 •  Oversees the risks related to the design and structure of our compensation and benefits program
 •  Reviews incentive compensation arrangements to confirm incentive pay does not encourage unnecessary and excessive risk taking

 •  Oversees risks associated with corporate governance policies and procedures and Board performance
 •  Oversees risks associated with Board composition and committee structure
 •  Reviews related party transactions

Executive Sessions of Non-Management Directors
The non-management directors of the Company meet without our management at least four times each year, and during at least one of those meetings, the non-management directors schedule an executive session that includes only independent directors. These meetings are typically held in conjunction with a regularly scheduled Board meeting and at such other times as necessary or appropriate. The chairpersons of our Audit Committee, Compensation Committee and Nominating Committee rotate as chairperson of meetings of the non-management directors.

Director Independence
Pursuant to NYSE rules, in order for a director to qualify as “independent,” the Board must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board has adopted categorical standards to assist it in making its determination of director independence.
The Board has determined that all directors and director nominees have no material relationship with the Company and, therefore, are independent, except for Mr. Watson. Mr. Watson is currently the President and CEO of the Company. The Board has determined that Mr. Gunsett is independent because legal fees paid to Baker & Hostetler LLP, where Mr. Gunsett is a partner, are not material to the Company or to that firm and that the nature of the relationship has been properly disclosed to the Board. We do not anticipate that legal fees paid to Baker & Hostetler LLP will be material in fiscal 2019. The Board has determined that Mr. Gasser is independent because more than five years have passed since he retired as an employee of the Company.

Greif - Proxy Statement 10

Availability of Corporate Governance Documents
We have adopted the following corporate governance documents with respect to the Company (the “Corporate Governance Documents”):

•  Corporate Governance Guidelines
•  Code of Business Conduct and Ethics for directors, officers and employees (available in several different languages)
•  Code of Ethics for Senior Financial Officers
•  Independence Standards for Directors
• Stock Ownership Guidelines applicable to directors, officers and other key employees • Audit Committee Charter • Nominating Committee Charter • Compensation Committee Charter
Each of the Corporate Governance Documents are posted on our website at www.greif.com under “Investors-Corporate Governance-Governance Documents.” Copies of each of the Corporate Governance Documents are also available in print to any stockholder of the Company, without charge, by making a written request to the Company. Requests should be directed to Greif, Inc., Attention: Secretary, 425 Winter Road, Delaware, Ohio 43015.

Greif - Proxy Statement 11

Director Compensation for Fiscal 2018
The following table sets forth the compensation of our directors for fiscal 2018:

Name (1)	Fees ($)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
Michael J. Gasser	231,260	134,990	—	366,250
Vicki L. Avril	89,010	134,990	—	224,000
Bruce A. Edwards	102,510	134,990	—	237,500
Mark A. Emkes	89,010	134,990	—	224,000
John F. Finn	92,510	134,990	—	227,500
Daniel J. Gunsett (3)	109,010	134,990	3,000	247,000
Judith Hook	104,010	134,990	—	239,000
John W. McNamara	87,510	134,990	—	222,500
Patrick J. Norton (4)	89,010	134,990	10,000	234,000

(1)	As an employee of the Company during fiscal 2018, Mr. Watson was not compensated for his services as a director. See “- Summary Compensation Table” for information on Mr. Watson’s compensation as CEO.

(2)
Amounts in this column represent the dollar amount recognized for financial statement reporting purposes during fiscal 2018 computed in accordance with ASC 718 and represents the cash value of the total number of restricted shares of Class A Common Stock awarded to such director during fiscal 2018 under our 2005 Outside Directors Equity Award Plan (2,281 shares per outside director). The amounts reported reflect the fair market value of the stock on February 27, 2018, the day the shares were granted. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 of the Notes to the Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for fiscal 2018 (the 2018 Form 10-K”).

As of October 31, 2018, each outside director owned 9,148 shares of Class A Common Stock that had been awarded to him or her under the above plan that were subject to restrictions on transfer. (For the aggregate number of restricted and non-restricted shares of Class A and Class B stock beneficially owned by each of the outside directors, see “Security Ownership of Certain Beneficial Owners and Management.”) No stock options have been awarded to any outside directors since 2005 and no stock options remain outstanding.

(3)	All Other Compensation for Mr. Gunsett represents his receipt of $3,000 for administering the annual Board and committee evaluations during fiscal 2018.

(4)	All Other Compensation for Mr. Norton represents his receipt of $10,000 for his duties as chair of the Compensation Special Subcommittee during fiscal 2018.

Director Compensation Arrangements
The Compensation Committee is responsible for setting the overall compensation strategy and policies for our outside directors. Directors who also serve as employees for the Company or any of its subsidiaries are not compensated for their service as a director. Directors may also receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of a director or committee member. In fiscal 2017, the Compensation Committee, working with its compensation consultant, Willis Towers Watson, conducted a director compensation market survey. The Compensation Committee determined to increase the compensation of our outside directors beginning on January 1, 2018. The changes to our outside director compensation are as follows:

•	The annual cash retainer paid to outside directors was increased from $65,000 to $75,000. The additional annual cash retainer paid to the Chairman of the Board was increased from $135,000 to $140,000.

•	The fee of $1,500 for each Board meeting attended remained the same.

•
For our Audit Committee and Compensation Committee, the annual cash retainer paid to each committee chair was increased from $14,000 to $15,000, but the fee paid to other committee members for each committee meeting attended remained at $1,500.

•
For our other committees and special subcommittee, the annual cash retainer paid to each committee chair was increased from $7,000 to $10,000, but the fee paid to committee members for each committee meeting attended remained at $1,250.

Under the terms of the 2005 Outside Directors Equity Award Plan, outside directors of the Company may receive options to purchase shares of our Class A Common Stock, restricted shares of our Class A Common Stock and/or stock appreciation rights. The Compensation Committee is responsible for administering the 2005 Outside Directors Equity Award Plan. For fiscal 2018, the Compensation Committee awarded each of the outside directors at the time of the 2018 Annual Meeting of stockholders (held on February 27, 2018) a number of restricted shares of Class A Common Stock under this plan in an amount equal to $135,000, an increase of $10,000 from the prior year, divided by the last reported sale price of a share of Class A Common Stock on the NYSE on February 26, 2018 (the last trading day immediately preceding the date of the 2018 Annual Meeting). All of these shares of Class A Common Stock are not subject to any risk of forfeiture, however, are subject to restrictions on transfer for three years and are fully vested on the award date with eligibility to participate in the receipt of all dividends declared on our shares of Class A Common Stock.

Greif - Proxy Statement 12

Stock Ownership Guidelines for Directors
Each outside director is required to own a minimum of five times his or her annual retainer in shares of Company common stock after five years of service as a director. Restricted shares of Class A Common Stock awarded to an outside director under our 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred at the election of such outside director under the terms of the Directors Deferred Compensation Plan are counted as owned by the deferring outside director for purposes of these stock ownership guidelines. The Board evaluates whether exceptions should be made in the case of any outside director who, due to his or her unique financial circumstances, would incur a hardship by complying with these requirements. All current outside directors are in compliance with these stock ownership guidelines.

Director Participation in Directors Deferred Compensation Plan
Non-employee directors may elect to defer between 25 and 100 percent of their respective retainer fees, regular fees and meeting fees (including committee fees) as well as restricted stock awards granted under the 2005 Outside Directors Equity Award Plan. Once made, any such elections (including without limitation the percentage of Board Fees and/or restricted stock to be deferred) shall be irrevocable for all such amounts earned during the calendar year for which the election is made. The participants are fully vested in the value of their account, including investment returns, at all times.
The plan is considered to be an “unfunded” arrangement as amounts generally will not be set aside or held by the Company in a trust, escrow, or similar account. Amounts deferred under the plan are credited to a participant’s account under the plan. For cash compensation deferrals, the value of the cash compensation is credited as “Phantom Shares.” “Phantom Shares” have a value equal to the market value from time to time of our Class A Common Stock, without par value. The number of Phantom Shares credited to a participant’s account is based on the dollar amount of deferral, divided by the then current per share value of our Class A Common Stock, without par value. Restricted stock the receipt of which is to be deferred is held in a so-called “rabbi” trust established by the Company. Dividends paid on shares of restricted stock are contributed to the rabbi trust and are paid from the rabbi trust to the participants and are not accumulated in the rabbi trust.
Each participant will receive his or her account value as retirement benefits under the plan upon termination from Board membership as elected, and all restricted stock deferrals are distributed by one or more stock certificates in a single distribution. However, participants may elect to receive:

•
Cash compensation deferrals (credited as Phantom Shares) in a single lump sum payment or annual installments over a period of five years or ten years or two payments on fixed dates, upon the earlier of termination of Board membership for any reason or a fixed date.

•
Restricted stock deferrals upon termination of Board membership for any reason or a fixed date that is at least three years after the date of the restricted stock award, or the earlier of a fixed date that is at least three years after the date of the restricted stock award and termination of Board membership for any reason.

Greif - Proxy Statement 13

Executive Officers of the Company
The following information relates to executive officers of the Company (elected annually):

Name	Age (1)	Positions and Offices	Year first became executive officer
Peter G. Watson	62	President and Chief Executive Officer	2011
Lawrence A. Hilsheimer	61	Executive Vice President and Chief Financial Officer	2014
Gary R. Martz	60	Executive Vice President, General Counsel and Secretary	2002
Michael Cronin	61	Senior Vice President and Group President, RIPS EMEA and APAC, GPA and Global Key Accounts	2015
Ole G. Rosgaard	55	Senior Vice President and Group President, RIPS Americas and Global Sustainability	2015
Bala V. Sathyanarayanan	48	Senior Vice President and Chief Human Resources Officer	2018
Timothy L. Bergwall	54	Vice President and Group President, Paper Packaging & Services and Soterra LLC	2014
Hari K. Kumar	56	Vice President and Division President, Flexible Products & Services	2016
Douglas W. Lingrel	55	Vice President and Chief Administrative Officer	2010
David C. Lloyd	49	Vice President, Corporate Financial Controller and Treasurer	2014
Christopher E. Luffler	43	Vice President, Business Managerial Controller	2014

(1)	As of February 26, 2019, the date for the 2019 Annual Meeting of Stockholders of the Company.
Peter G. Watson has served as President and Chief Executive Officer since November 2015. From January 2014 to October 2015, Mr. Watson served as Chief Operating Officer. From September 2012 until December 2013, Mr. Watson served as Vice President and Group President, Paper Packaging & Services, Global Sourcing and Supply Chain and Greif Business System. From May 2013 until May 2015, Mr. Watson also served as President of Soterra LLC, which operates our Land Management business segment. From January 2010 to September 2012, he served as Vice President and Division President, Paper Packaging & Services. Prior to January 2010 and for more than five years, Mr. Watson served many roles in our Paper Packaging & Services segment including President of CorrChoice (a division of the Company).
Lawrence A. Hilsheimer has served as Executive Vice President and Chief Financial Officer since May 2014. From April 2013 to April 2014, Mr. Hilsheimer was executive vice president and chief financial officer of The Scotts Miracle-Gro Company. From August 2012 to March 2013, Mr. Hilsheimer was the president and chief operating officer of Nationwide Retirement Plans, a division of Nationwide Mutual Insurance Company. From January 2010 to July 2012, Mr. Hilsheimer was the president and chief operating officer of Nationwide Direct & Customer Solutions, also a division of Nationwide Mutual Insurance Company. For the two years prior to that time, he was executive vice president and chief financial officer of Nationwide Mutual Insurance Company. Prior to joining Nationwide, he was vice chairman and regional managing partner for Deloitte & Touche USA, LLP, which included serving on the board of directors of the Deloitte Foundation. Mr. Hilsheimer is a director and member of the Audit Committee of Installed Building Products, Inc., a publicly traded (NYSE) installer of insulation products.
Gary R. Martz has served as Executive Vice President since June 2010 (and prior to that as Senior Vice President) and as General Counsel and Secretary since joining the Company in 2002. From March 2014 until May 2014, Mr. Martz also served as Chief Administrative Officer, and from March 2018 until November 2018, served as acting Chief Human Resources Officer. Since May 2014, Mr. Martz has assumed responsibility for the management of our global real estate services department. From June 2005 until May 2013, Mr. Martz served as President of Soterra LLC. Prior to 2002, he was a partner in the law firm of Baker & Hostetler LLP.
Michael Cronin has served as Senior Vice President and Group President, Rigid Industrial Packaging & Services (RIPS)-EMEA since joining the Company in May 2015. In January 2016, he assumed additional responsibility for RIPS-APAC, Greif Packaging Accessories and Global Key Accounts. From February 2013 to February 2014, Mr. Cronin was chief executive officer of Coveris Packaging, a global manufacturer and distributor of packaging solutions and coated film technologies. From March 2010 to August 2012, Mr. Cronin was the president of the packaging division of SCA Hygiene Products, a Swedish consumer goods company and pulp and paper manufacturer. From January 2003 to January 2010, Mr. Cronin was the president of the European packaging division of Rio Tinto Alcan, a global mining company.
Ole Rosgaard has served as Senior Vice President and Group President, RIPS-Americas and Global Sustainability since June 2017. From August 2015 to June 2017, he had served as Vice President and Division President, RIPS-North America. In January 2016, he assumed additional responsibility for RIPS-Latin America and Container Life Cycle Management LLC, a joint venture which operates our North American reconditioning business. Prior to joining the Company, and for more than five years, he served in various roles of increasing responsibility with Icopal a/s, a designer, manufacturer and installer of high end roofing solutions, including managing director in Denmark, group managing director/chief executive officer of the West European Region and group managing director/chief executive officer of the Central European Region.
Bala V. Sathyanarayanan has served as Senior Vice President and Chief Human Resources Officer since joining the Company in November 2018. From January 2017 to October 2018, Mr. Sathyanarayanan served as Executive Vice President, Human Resources, North American Operations, for the Xerox Corporation. From July 2012 to January 2017, Mr. Sathyanarayanan was Vice President, Business Transformation and Human Resources, Xerox Technology. In December 2014, he assumed additional responsibilities as Executive Vice President,

Greif - Proxy Statement 14

Corporate Functions and Human Resources, Xerox Technology. Prior to joining Xerox Corporation, and for more than five years, Mr. Sathyanarayanan served as Senior Director and Head of Americas Human Resources in addition to other human resource roles at Hewlett-Packard Inc.
Timothy L. Bergwall currently serves as Vice President and Group President, Paper Packaging & Services and Soterra LLC. Prior to that, Mr. Bergwall had served as Vice President and Division President, Paper Packaging & Services since January 2014 and as President of Soterra LLC since May 2015. Prior to that time and for more than five years, Mr. Bergwall served as Vice President, Containerboard Mills.
Hari Kumar has served as Vice President and Division President, Flexible Products & Services since May 2016. From October 2015 to May 2016, Mr. Kumar served as Vice President, Transformation and Greif Business System. From November 2014 until October 2015, Mr. Kumar served as Vice President, Portfolio Optimization. From January 2012 until November 2014, Mr. Kumar served as a Vice President of Flexible Products & Services with responsibility over the Asia Pacific region.
Douglas W. Lingrel has served as Vice President and Chief Administrative Officer since June 2016. From February 2009 to June 2016, Mr. Lingrel served as Chief Information Officer. From 2005 to 2009, Mr. Lingrel served as Vice President, Global Supply Chain Process and Administration.
David C. Lloyd has served as Vice President and Corporate Financial Controller since joining the Company in April 2014, and in that capacity, Mr. Lloyd is the Chief Accounting Officer of the Company. In March 2016, David also assumed the role of Treasurer. Prior to that time, and for more than five years, he was a partner with PricewaterhouseCoopers LLP, a certified public accounting firm.
Christopher E. Luffler has served as Vice President and Business Managerial Controller since April 2014. From January 2013 to April 2014, Mr. Luffler served as the Assistant Corporate Controller. From January 2012 to December 2012, Mr. Luffler assisted with the implementation and deployment of the Scalable Business Platform. From November 2009 to December 2011, he served as the Director of Financial Reporting. Prior to that time, and for more than five years, he was an accountant with Ernst & Young, LLP, a certified public accounting firm.

Greif - Proxy Statement 15

Stock Holdings of Certain Owners and Management

The following table sets forth the number of shares of each class of Greif securities beneficially owned, as of December 31, 2018, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of our Class B Common Stock, our only class of voting securities, (ii) each of the nominees for director, (iii) the executive officers listed in the Summary Compensation Table (the “Named Executive Officers or NEOs”), and (iv) all director nominees, NEOs, and other executive officers as a group.

Name	Title of Class	Shares Beneficially Owned (1)		Percent of Class(2)
Patricia M. Dempsey 12781 NE 72nd Boulevard, Lady Lake, FL 32162	Class B	3,050,502	(3)(4)	13.86%
Shannon J. Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,219,075	(3)(5)	14.62%
Mary T. McAlpin 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,208,886	(3)(6)	14.58%
Virginia D. Ragan 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	3,567,962	(3)(7)	16.21%
Article 4(c) Trust c/o Shannon Diener 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class B	2,127,026	(3)(8)	9.66%

Vicki L. Avril	Class A	30,709	(9)	*
Michael Cronin	Class A	3,721		*
Bruce A. Edwards	Class A Class B	37,709 2,000	(9)	*
Mark A. Emkes	Class A	27,199	(9)	*
John F. Finn	Class A	26,199	(9)	*
Michael J. Gasser	Class A Class B	173,307 23,796	(9)	* *
Daniel J. Gunsett	Class A Class B	25,170 4,000	(9)	* *
Lawrence A. Hilsheimer	Class A Class B	70,003 31,861		* *
Judith D. Hook 200 Civic Center Drive, Suite 1200 Columbus, OH 43215	Class A Class B	37,558 2,482,337	(9)(10) (11)	* 11.27%
Gary R. Martz	Class A Class B	46,202 1,100		*
John W. McNamara	Class A Class B	21,170 436,362	(9)(12) (13)	* 1.98%
Ole G. Rosgaard	Class A	5,415		*
Peter G. Watson	Class A Class B	51,299 4,400		* *

All directors and executive officers as a group (19 persons)	Class A Class B	589,236 2,985,856	(9)	2.27% 13.56%

(1)
A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner (and their spouses, if applicable).

(2)	* indicates less than 1 percent.

(3)	Only Class B Common Stock (voting stock) was reported for these stockholders.

(4)	All shares held by Ms. Dempsey as trustee under her revocable trust and a family trust.

(5)	All shares held by Ms. Diener as trustee under her revocable trust and family trusts, including the Article 4(c) Trust described in footnote (8), or as custodian for a minor.

(6)	All shares held by Ms. McAlpin as trustee under her revocable trust and a family trust.

Greif - Proxy Statement 16

(7)
Includes shares held by Ms. Ragan as trustee under her revocable trust and a family trust. Also includes shares held by a charitable foundation (525,140 shares) of which Ms. Ragan is the president. Does not include shares held by John W. McNamara, a director of the Company, who is Ms. Ragan’s son. Ms. Ragan disclaims beneficial ownership of the shares held by Mr. McNamara.

(8)
Previously reported as held by the Nob Hill Trust. The Nob Hill Trust has been liquidated and all of its Class B Shares have been distributed to the Article 4(c) Trust held under the Naomi C. Dempsey Declaration of Trust (the “Article 4(c) Trust”) as the successor trust.

(9)
This table includes restricted shares of Class A Common Stock that have been awarded to directors under our 2005 Outside Directors Equity Award Plan, including shares the receipt of which has been deferred at the director’s election under the terms of the Directors Deferred Compensation Plan. If deferral is elected, shares are issued to the trustee of a rabbi trust established in connection with the Directors Deferred Compensation Plan. The total number of shares of Class A Common Stock held in the rabbi trust for the benefit of each director as of December 31, 2018, was as follows: Ms. Avril-21,302 shares; Mr. Edwards-25,003 shares; Mr. Emkes-12,177 shares; Mr. Finn-24,199 shares; Mr. Gasser-10,907 shares; Mr. Gunsett-9,148 shares; Ms. Hook-9,148 shares; and Mr. McNamara-21,170 shares. See also “Director Compensation for Fiscal 2016 - Director Participation in Directors Deferred Compensation Plan.”

(10)
Includes shares of Class A Common Stock held by Ms. Hook (A) as trustee under her revocable trust, and (B) which have been awarded to Ms. Hook under our 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred as set forth in footnote (9) of this table.

(11)	All shares held by Ms. Hook as trustee under her revocable trust and a family trust.

(12)
Includes shares of Class A Common Stock which have been awarded to Mr. McNamara under our 2005 Outside Directors Equity Award Plan and the receipt of which has been deferred as set forth in footnote (9) of this table.

(13)
All shares (other than 1,000) held by Mr. McNamara as trustee of a family trust and a voting trust. Does not include shares held by Virginia D. Ragan, who is Mr. McNamara’s mother. Mr. McNamara disclaims beneficial ownership of all shares of Class B Common Stock held by Ms. Ragan.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons owning more than 10% of a registered class of our equity securities, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the Securities and Exchange Commission’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2018 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with by such persons, except as follows: (a) Ms. Ragan and Mr. McNamara each failed to timely report one transaction involving a private sale of shares of Class B Common Stock from Ms. Ragan to a family trust of which Mr. McNamara is the sole trustee; (b) Ms. McAlpin failed to timely report one transaction involving the distribution of shares of Class B Common Stock to her from her charitable lead annuity trust; and (c) Ms. Diener failed to timely report one transaction involving a gift of shares of Class B Common Stock from her to an irrevocable family trust of which Ms. Diener is neither a trustee or beneficiary.

Greif - Proxy Statement 17

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Introduction
This Compensation Discussion and Analysis (“CD&A”) identifies and describes our compensation philosophy and objectives, summarizes our executive compensation program and discusses and reviews compensation decisions with respect to our Named Executive Officers (“NEOs”) for fiscal 2018. This CD&A should be read in conjunction with the compensation related tables that immediately follow this section, as well as with our Annual Report on Form 10-K for fiscal 2018 (“2018 Form 10-K”). For fiscal 2018, our NEOs were:

Name	Title
Peter G. Watson	President and Chief Executive Officer
Lawrence A. Hilsheimer	Executive Vice President and Chief Financial Officer
Gary R. Martz	Executive Vice President, General Counsel and Secretary
Michael Cronin	Senior Vice President and Group President, RIPS - EMEA and APAC, GPA and Global Key Accounts
Ole G. Rosgaard	Senior Vice President and Group President, RIPS Americas and Global Sustainability

Summary of Executive Compensation Governance Practices
To achieve the objectives of our executive compensation program and emphasize our “pay-for-performance” philosophy, the Compensation Committee has continued to employ strong governance practices, including:

We Do	We Don’t Do
✓ Significant portion of executive total compensation “at risk”	✗ Hedging or short sales by executive officers or directors
✓ Objective metrics for annual and long-term incentive pay	✗ Repricing of options without stockholder approval
✓ Caps on annual and long-term incentive pay	✗ Significant perquisites
✓ Stock ownership guidelines and holding requirements	✗ Tax gross-ups for perquisites
✓ Require pre-approval to pledge Greif stock	✗ Employment contracts or change-in-control arrangements

Compensation Committee
The Compensation Committee, whose current members are Daniel J. Gunsett-Chairperson, Vicki L. Avril, Mark A. Emkes, Judith D. Hook and Patrick J. Norton, has primary oversight over the design and implementation of our executive compensation program. In addition, the Compensation Committee has a Special Subcommittee on Incentive Compensation (the “Special Subcommittee”) that administers our annual cash incentive bonus plan (the “Short Term Incentive Plan” or “STIP”) and our long term incentive plan (the “Long Term Incentive Plan” or “LTIP”). The current members of the Special Subcommittee are Patrick J. Norton - Chairperson, Vicki L. Avril, Mark A. Emkes and Judith D. Hook. All of the members of the Special Subcommittee are “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The Compensation Committee utilizes an outside compensation consultant, Willis Towers Watson, to provide it with peer group data and market information. Willis Towers Watson also provides other services to the Company. In determining whether Willis Towers Watson has a conflict of interest that would influence its advice to the Compensation Committee, the Compensation Committee considered, among other things, the six factors set forth in the applicable SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, namely: the other services provided by Willis Towers Watson to the Company; the amount of fees payable by the Company to Willis Towers Watson as a percentage of that firm’s total revenues; the policies and procedures maintained by Willis Towers Watson to prevent or mitigate potential conflicts of interest; any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any member of the Compensation Committee; any stock of the Company owned by any member of Willis Towers Watson’s executive compensation team serving the Company; and any business or personal relationship between any member of Willis Towers Watson’s executive compensation team serving the Company and any executive officer of the Company. The Compensation Committee reviewed information provided by Willis Towers Watson addressing each of these factors. These SEC regulations retain the principle that the Compensation Committee should have the final say in determining the independence and objectivity of its advisors. No single factor was considered by the Compensation Committee as more important than any other factor or automatically disqualified Willis Towers Watson from being objective. After completing its review, the Compensation Committee determined that Willis Towers Watson does not have a conflict of interest that would prevent them from providing objective advice to the Compensation Committee.

Greif - Proxy Statement 18

Compensation Philosophy and Objectives
The Compensation Committee’s compensation philosophy and objectives are designed to align our executive compensation with achieving business and financial goals that drive long-term stockholder value. To achieve this “pay for performance” philosophy, the Compensation Committee has the following key objectives:

•
Designing a competitive executive compensation program that works to attract, recruit and hire executives from other major manufacturing companies and Fortune 500 companies, in addition to retain, incentivize and reward our current executive officers.

•
Offering short-term and long-term incentive bonus plans that work to motivate and incentivize our executive officers by linking compensation to the achievement of targeted financial, business and individual performance goals.

•
Emphasizing at-risk components of an executive compensation program to motivate and incentivize our executive officers to drive stockholder value and to align their interests with the interests of our stockholders.

The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals, which may include, but are not limited to, targets for earnings before interest, tax and depreciation, depletion and amortization and return on net assets. The Compensation Committee further believes that a portion of each executive’s compensation should be linked to our short-term and long-term performance. In that regard, the Company has the STIP, an annual cash incentive bonus plan that links the annual payment of cash bonuses to the achievement of targeted financial performance goals. See “Elements of Our Compensation Program - Short Term Incentive Plan.” The Company also has the LTIP that links the long-term payment of bonuses to the achievement of targeted financial performance goals. See “Elements of Our Compensation Program - Long Term Incentive Plan.” The LTIP aligns long-term stockholder value with compensation by providing for a portion of the payouts in restricted shares, as well as cash. The LTIP is also intended to facilitate compliance with our stock ownership guidelines. See “Elements of Our Compensation Program - Stock Ownership Guidelines” below.
Target Compensation Mix
In determining the award levels for each of the elements in our total compensation program, our philosophy is to "pay for performance." As a result, we place relatively greater emphasis on the variable components of compensation (STIP and LTIP) to align the interests of our executive officers with the interests of our stockholders and motivate them to drive stockholder value. These variable components are balanced with retention incentives provided by base salary and, in certain limited cases, restricted stock awards. We look to the experience and judgment of the Compensation Committee to determine what it believes to be the appropriate target compensation mix for each NEO. As shown in the charts below, incentive components accounted for 80% of the CEO's target compensation and approximately 69% of the other NEOs average target compensation in fiscal 2018.
Base Salary
Short Term Incentive Plan
Long Term Incentive Plan (50% cash/50% restricted stock)

Risk Assessment
During 2018, management of the Company, with the assistance of Willis Towers Watson, performed an assessment of the risks associated with our incentive plans and determined that the risks associated with such plans are not reasonably likely to cause a material adverse effect on the Company.

Greif - Proxy Statement 19

Peer Group Review
The Compensation Committee, working with Willis Towers Watson, periodically, but at least annually, reviews peer group data and market information for comparable positions in our industry related to our executive officers. The Compensation Committee does not establish targets or benchmarks for executive compensation when assessing peer group data, but rather uses peer group data and other market information to confirm that our compensation targets and awards are comparable and competitive. The information provided by Willis Towers Watson is used by the Compensation Committee and the Special Subcommittee to provide context for their decision making process, but is not used to determine or recommend the amount or form of compensation paid to our executive officers, including our NEOs.
The Compensation Committee, working with its compensation consultant, periodically, but at least annually, also reviews our peer group composition. The selection of peer group companies by the Compensation Committee is based on the nature, composition, geographic scope, complexity and key financial data of potential peer companies in the packaging, paper, manufacturing and industrial businesses. For fiscal 2018, our peer group consisted of the companies listed below. However, due to the consolidation of three companies within our peer group, the Compensation Committee will be reassessing the peer group composition for fiscal 2019.

Aptargroup, Inc.	Crown Holdings, Inc.	Packaging Corporation of America
Armstrong World Industries, Inc.	Graphic Packaging Holding Company	Sealed Air Corporation
Avery Dennison Corporation	Griffon Corporation	Silgan Holdings, Inc.
Ball Corporation	KapStone Paper and Packaging Corporation	Sonoco Products Company
Berry Global Group, Inc.	Lennox International Inc.	Universal Forest Products Inc.
Bemis Company, Inc.	Owens Corning	USG Corporation
Boise Cascade Company	Owens-Illinois, Inc.	Valmont Industries, Inc.

Elements of Our Compensation Program
During fiscal 2018, in support of our compensation philosophy and objectives, the key elements of our compensation package were:

• Base salary
• Annual performance-based incentive cash bonus under our STIP
• Long-term performance-based incentive cash bonus and restricted stock awards under our LTIP
• Retirement benefits under our pension plans, supplemental executive retirement plans and 401(k) plans
• Opportunity for deferral of compensation under our deferred compensation plan
The Compensation Committee reviews tally sheets for each NEO prepared by the compensation consultant. The purpose of the tally sheets information is to bring together, in one place, all the elements of compensation for our NEOs to assist the Compensation Committee with making compensation decisions for the next calendar year. These tally sheets typically contain the following information: current base salary; STIP payments for the preceding two fiscal years, and the anticipated payment for the fiscal year just ended; LTIP payments for the preceding two fiscal years, and the anticipated payment to be made for the three-year period just ended; the current value of the SERP or the DC SERP, as applicable; and the value of our perquisites (discussed below).
The Compensation Committee’s final compensation determination regarding one element of compensation is independent of all other elements of compensation and does not affect decisions regarding those other elements of compensation, other than to the extent that awards under the STIP and the LTIP are calculated by using a percentage of base salary.

Base Salary
Base salaries are primarily designed to provide competitive levels of compensation that attracts and retains our executive officers. When determining base salaries for each NEO, the Compensation Committee considers their qualifications, experience, the scope of responsibilities, individual performance and contributions towards our success. Base salaries, which become effective the first pay period of the calendar year, are reviewed annually and are individually determined and may range broadly among our executive officers. The Compensation Committee does not target specific market data for base salaries, but rather compares the compensation levels of other executive officers with equivalent responsibility within our peer group companies and competitive market data to confirm that our base salaries are competitive with the market, as well as to compensation levels of other executive officers within the Company for internal fairness purposes.

Greif - Proxy Statement 20

In December 2018, the Compensation Committee approved the following base salaries for the NEOs for calendar year 2019. See above “- 2018 Performance Reviews of CEO and Other NEOs” for a discussion of the factors considered by the Compensation Committee in its decision to increase the 2019 base salaries, and the amount thereof, for each NEO.

NEOs	2018 Base Salary	2019 Base Salary	Percentage Change
Mr. Watson	$1,030,000	$1,060,000	2.9%
Mr. Hilsheimer	$701,988	$720,239	2.6%
Mr. Martz	$586,251	$601,494	2.6%
Mr. Cronin (1)	$538,125	$565,479	2.6%
Mr. Rosgaard	$466,866	$506,550	8.5%

(1)	Mr. Cronin’s base salary is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.110424 and 1.136097 for years 2018 and 2019 respectively.

Short-Term Incentive Plan
The STIP is designed to motivate executive officers and reward achievement of specific and objective performance goals that are linked to the profitability of the Company. For fiscal 2018, compensation paid under the STIP is not intended to be subject to the deduction limitation rules prescribed under Section 162(m) of the Code. See “- Tax Considerations Affecting Compensation Decisions” below.
In administering the STIP, the Special Subcommittee administers establishes performance goals, target amounts, and award opportunities at the beginning of each performance period for each executive officer selected to participate by the Special Subcommittee, including our NEOs. The target award is based on a percentage of the executive officer’s base salary (exclusive of any bonus and other benefits) and is payable in cash upon the achievement of the threshold performance level and capped by the maximum performance level. Under the STIP, each NEO can be awarded anywhere from 0% to a maximum of 200% of his or her respective target incentive award with 100% as payout for achieving the target performance level. After the end of the performance period, the Special Subcommittee certifies the extent to which the performance goals have been achieved and determines the amount of the award that is payable.

For fiscal 2018, the STIP financial performance goals were based upon the achievement of a targeted level of return on net assets (“RONA”), subject to such adjustments that the Special Subcommittee determines to be necessary to reflect accurately the RONA of the Company for the applicable period. For fiscal years 2017 and 2018, the targeted measure of RONA for all NEOs was based on corporate performance (“Corporate RONA”). For fiscal year 2016, the targeted measure of RONA for all Named Executive Officers was Corporate RONA, except with respect to Messrs. Cronin and Rosgaard. Their awards were based 50% on Corporate RONA and 50% on the RONA of their respective business units.

No incentive bonus is paid if the RONA calculation is below the threshold established for that specific performance period. No additional incentive bonus is paid beyond the established applicable maximum RONA calculation for each performance period. Under the STIP, the maximum payment that could be paid to any participant during any twelve-month period is $3.0 million. The Special Subcommittee establishes the threshold number as being realistic and the maximum as being aggressive for each performance period.

In December 2017, the Special Subcommittee established performance goals for the fiscal 2018 STIP. The table below summarizes the fiscal 2018 STIP performance goals established by the Special Subcommittee. For fiscal 2018, adjusted Corporate RONA of 18.05% was achieved versus 15.97% in fiscal 2017. As a result, the STIP awards for the NEOs were paid out at 181.33% of the target award.

Fiscal 2018 STIP Performance Metric	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual % Payout
100% Corporate RONA(1)	15.56%	16.94%	18.31%	18.05%	181.33% (1)
(1) Prorated for performance between payout levels.

In December 2018, the Special Subcommittee established new performance metrics for the STIP for fiscal 2019. The Special Subcommittee selected the paired metrics of operating profit before special items (“OPBSI”) and modified simple free cash flow (“MSFCF”), subject to such adjustments as the Special Subcommittee determines to be necessary to accurately reflect the OPBSI and MSFCF of the Company and/or one or more operating groups of the Company as of the award date. The OPBSI and MSFCF are weighted 80% and 20% respectively. These performance metrics were chosen by the Special Subcommittee to better align the interests of our executive officers with those of our stockholders to improve the profitability of, and cash flow generated by, the Company.

Greif - Proxy Statement 21

The table below summarizes the fiscal 2019 STIP performance goals established by the Special Subcommittee in December 2018 based on its evaluation of our business plan and prospects for the fiscal year.

Fiscal 2019 STIP Performance Metrics	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
80% OPBSI	383.6	417.0	450.4
20% MSFCF	468.5	501.9	535.3

Within the parameters of the law and the plan document, the Special Subcommittee may consider, in the event of a material acquisition, adjustments to the target, threshold and maximum levels.
Each year, the Special Subcommittee reviews the STIP target awards for each NEO based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data while considering internal pay equity for comparable positions. The fiscal 2019 target awards are as follows:

	Fiscal 2018 STIP Target Award		Fiscal 2019 STIP Target Award
NEOs	(% of Base Salary)	($)	(% of Base Salary)	($)
Mr. Watson	125%	$1,287,500	125%	$1,325,000
Mr. Hilsheimer	85%	$596,690	90%	$648,215
Mr. Martz	70%	$410,376	75%	$451,121
Mr. Cronin (1)	65%	$349,781	65%	$367,561
Mr. Rosgaard	65%	$303,463	70%	$354,585

(1)	Mr. Cronin's compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.110424 and 1.136097 for fiscal 2018 and 2019 respectively.

Long-Term Incentive Plan
The LTIP is intended to focus our executive officers on the key measures that drive superior performance over the longer-term. Compensation paid under the LTIP is not intended to be subject to the deduction limitation rules prescribed under Section 162(m) of the Code. See “- Tax Considerations Affecting Compensation Decisions” below. The Special Subcommittee administers the LTIP. Employees who are designated by the Special Subcommittee as “key employees” are eligible to participate in and receive awards under the LTIP. Prior to the beginning of a three-year performance period, which period commences on the first day of first fiscal year for that performance period, the Special Subcommittee selects the award opportunity for all key employees, including each of our NEOs. The incentive compensation award opportunity is based on the Special Subcommittee’s reasoned business judgment and subjective review of, based in part on the recommendation of the CEO, the key employee’s scope of responsibility and historical performance. The award opportunity for each NEO for the three-year period performance period that ended in fiscal 2018 was:

	LTIP Target Award for 2016-2018 Performance Period
Named Executive Officer	(% of Average Base Salary)	($)
Mr. Watson	300%	$2,910,101
Mr. Hilsheimer	200%	$1,367,462
Mr. Martz	160%	$915,330
Mr. Cronin (1)	125%	$671,345
Mr. Rosgaard	115%	$481,195

(1)	Mr. Cronin’s compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.136097.
For the three-year performance periods ending in fiscal 2016, 2017 and 2018, the performance goals were based on targeted levels of adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), subject to such adjustments that the Special Subcommittee determines to be necessary to reflect accurately the EBITDA of the Company for the applicable period. This measure was chosen because the Special Subcommittee believes it is the financial measure most aligned with current analyses for maximizing stockholder value.
For each three-year performance period award, participants are to be paid 50% in cash and 50% in restricted shares of our Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90 day period preceding the day that the performance criteria for the applicable three-year performance period was established. The Special Subcommittee believes that awarding restricted shares in lieu of cash better aligns the interests of the NEOs and other key employees with the interests of our stockholders and facilitates compliance with the stock ownership guidelines by participants. See “Stock Ownership Guidelines” below. All restricted stock issued pursuant to the LTIP is fully vested on the date of issuance, with a restriction on the sale or transfer of the restricted shares within a prescribed time period determined

Greif - Proxy Statement 22

by the Special Subcommittee (typically one year and one day from the date of issuance) that is not impacted in any way upon a change in control of the Company.
The Special Subcommittee may establish a range of performance goals that, if achieved, will result in an incentive award payment that starts at the threshold performance level and is capped at the maximum performance level. Under the LTIP, our NEOs can be awarded anywhere from 0% to a maximum of 200% of the target incentive award with 100% as payout for achieving the target performance level. The Special Subcommittee establishes the target incentive award for each participant based on a percentage of that participant’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. The Special Subcommittee may also establish a threshold level of performance goal, the achievement below which no awards are paid to any participant. For the three-year performance periods ending in fiscal years 2019, 2020 and 2021, the minimum level of performance goal achievement is 33% of the target award.
The Special Subcommittee established the threshold number as being realistic to achieve and set the maximum threshold number as being difficult to achieve for the applicable performance period. After the performance goals are established, the Special Subcommittee aligns the achievement of the performance goals with the award opportunities, such that the level of achievement of the pre-established performance goals at the end of the performance period determines the “final awards” (i.e., the actual incentive compensation earned during the performance period by the participant). In the event of a material acquisition, the Special Subcommittee may consider, within the parameters of the law and the plan document, adjustments to the performance goals.
For fiscal 2018, NEOs were eligible to receive LTIP award payouts based on performance targets set in December 2015 covering the fiscal 2016-2018 performance period. In December 2018, the Special Subcommittee determined a payout of 168.09% was earned based on the adjusted EBITDA for the performance period shown in the table below, while noting that since fiscal 2015 management had overseen EBITDA improvement of nearly 48% ($325 million in fiscal 2015 to $480.7 million in fiscal 2018). See “Executive Compensation - Summary Compensation Table” for the amount of the award to the Named Executive Officers under the LTIP for fiscal 2018.

2016-2018 LTIP Performance Goals	Threshold (33% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Actual % Payout
100% EBITDA	$1,258 million	$1,324 million	$1,423 million	$1,382.8 million	168.09% (1)

(1)	Prorated for performance between payout levels.
2019-2021 LTIP Performance Goals - Confidentiality - Our EBITDA performance goals, used in the LTIP for each of the three-year periods ending in fiscal years 2019, 2020 and 2021, are not included in this CD&A section because the we believe that disclosure of this information would cause us substantial competitive harm. In the rigid industrial packaging and the flexible products segments of our business, which accounts for over three-quarters of our revenues, our competitors are mostly privately-held companies that generally do not disclose their financial information, executive salaries and other key information to the public, and thus our detailed disclosure of targeted EBITDA would give a competitive advantage to our competitors. Although we provide earnings guidance to investors, we attempt to incentivize key employees at levels above and below this guidance at a higher or lower percentage of their annual base salaries and the public disclosure of such levels could create confusion with investors. In addition, the public disclosure of the prospective targets and ranges of EBITDA under the LTIP would cause substantial competitive harm because, among other matters, we would be disclosing to our competitors the long-term bonus structure of our NEOs and other key employees and would be providing our competitors with our anticipated level of earnings for the next three years, which could provide significant insight into our corporate initiatives and activities, including merger and acquisition activities and other growth plans.
For purposes of illustration and to provide context to our stockholders regarding the difficulty our NEOs face in achieving the performance targets under the LTIP, the percent of the target goal achieved for each performance target for each of the three-year periods ending in the last three fiscal years is set forth below:

3-Year Performance Period Ending Fiscal Year	EBITDA
	Actual Performance Achieved (%)	Maximum Performance Achievable (%)
2018	168	200
2017	78	200
2016	35	200

Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines to better align the interests of our executive officers and key employees with the interests of our stockholders. In furtherance of our commitment to sound corporate governance, our executive officers and key employees are required to hold shares of Company stock valued at the following multiple of their annual base salary:

Greif - Proxy Statement 23

Position	Ownership Level
CEO	5X Base Salary
Executive Officers (other than CEO)	3X Base Salary
Key Employees	1X Base Salary
Our executive officers and key employees have five years after initial participation in the LTIP or the attainment of a position that requires a higher threshold to meet these stock ownership guidelines. Our executive officers and key employees are generally required to retain 100% of the shares of their restricted stock awards under the LTIP (all of which shares are fully vested upon issuance) until they have satisfied the stock ownership threshold associated with their position. Once in compliance with the stock ownership guidelines associated with their position, executive officers and key employees will remain in compliance with these guidelines regardless of decreases in the trading price of our shares, changes to their base salary or immaterial dispositions of shares, until attainment of a position requiring a higher threshold, in which case the five-year compliance period starts again.
The Compensation Committee annually reviews compliance by our executive officers and key employees with these stock ownership guidelines. The Compensation Committee has determined that each NEO is in compliance with the stock ownership guidelines or within the five-year compliance period associated with their position. Failure to satisfy the requirements of the guidelines may impact participation by an executive officer or key employee in the LTIP in future years, among other matters.

Retirement and Deferred Compensation Plans
Pension Plans
The Greif Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit plan meeting the requirements of Section 401(a) of the Code. The Pension Plan is designed to provide benefits to those U.S. employees hired prior to November 1, 2007 who have long and continuous service before retirement. Messrs. Watson and Martz are able to participate in the Pension Plan. Messrs. Hilsheimer, Cronin and Rosgaard are not eligible to participate in the Pension Plan, although Mr. Cronin is a participant in other pension plans of the Company for non-U.S. employees. The Pension Plan provides for a monthly benefit for the participant’s lifetime upon reaching the normal retirement age under the Pension Plan, which is 65. The monthly benefit is calculated by multiplying the participant’s annual average compensation (calculated using the five highest complete years of the last ten years of compensation or the final sixty months of compensation, whichever is higher, capped at Code limits) by 35% and by the participant’s years of service divided by the years the participant could have worked until his or her normal retirement date divided by 12. Participants are 100% vested in the Pension Plan once they have been credited with five years of service with the Company. Thus, Messrs. Watson and Martz are each 100% vested in the Pension Plan. Once a participant is 100% vested, the participant will have earned a nonforfeitable right to a benefit under the Pension Plan. Benefits commence at the later of age 65 or five years vested in the Pension Plan. The Pension Plan offers early retirement benefits at age 55 on a reduced basis with a required 15 years of service.
Mr. Cronin participates in a pension plan sponsored by a subsidiary of the Company in the Netherlands. This pension plan provides benefits to Mr. Cronin upon his reaching the normal retirement age under the plans, which is 67. Mr. Cronin is currently vested in the pension plan. Mr. Cronin’s pension plan does not offer early retirement benefits.
Supplemental Executive Retirement Plans
The defined benefit Supplemental Executive Retirement Plan (“SERP”) provides benefits for a select group of executive officers, including our NEOs who participate in the Pension Plan. The benefit from the Pension Plan and the SERP is equal to a target percentage (ranging from 40% to 50% depending on job classification) times the executive officer’s highest three-year average compensation of the last five years worked by the executive officer and reduced for less than 20 years of continuous service and for receiving benefits prior to the executive officer’s normal retirement age. “Compensation” for purposes of the SERP includes base salary and payments under the STIP, and benefits are payable quarterly under the SERP for 15 years. “Normal retirement age” under the SERP is 65. Generally, vesting under the SERP requires 10 years of service or the attainment of the normal retirement age with at least five years of service. Messrs. Watson and Martz are fully vested in the SERP.
Executive officers, including our NEOs who are not eligible to participate in the Pension Plan may participate in the Defined Contribution Supplemental Executive Retirement Plan (“DC SERP”). Under the DC SERP, we accrue an amount equal to a specified percentage of the executive officer’s annual compensation. “Compensation” for purposes of the DC SERP includes base salary and payments under the STIP. This account is also credited annually with interest based on the discount rate used under the Pension Plan. Vesting under the DC SERP requires 10 years of service or the attainment of age 65 with at least five years of service. Vested executive officers are entitled to the payment of a future benefit upon retirement equal to the accrued amounts and credited interest, which is payable in equal installments quarterly over 15 years. As of the date of this Proxy Statement, Mr. Hilsheimer is the only NEO participating in the DC SERP.
Defined Contribution/401(k) Plan
We maintain a tax-qualified defined contribution plan meeting the requirements of Section 401(k) of the Code, commonly called a 401(k) plan. The 401(k) plan is available on the same terms to substantially all of our U.S. employees, including our U.S. based NEOs. Each participant can elect to contribute from 0% to 100% of his or her base salary to the 401(k) plan, subject to Internal Revenue Service (“IRS”)

Greif - Proxy Statement 24

and ERISA limitations. The deferred amount is invested in accordance with the election of the participant in a variety of investment choices, including a Company stock fund. Subject to certain limitations, we have the option to match a participant’s contributions to the 401(k) plan. The Company does match a percentage of 401(k) employee contributions and employees not eligible to participate in the Pension Plan are entitled to an additional employer contribution. This additional employer contribution only applies to Messrs. Hilsheimer and Rosgaard. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as company-matching contributions is subject to vesting as provided by the 401(k) plan.
Nonqualified Deferred Compensation Plan
We have a nonqualified deferred compensation plan for our executive officers, including our NEOs, which provides a vehicle for our executive officers to elect to defer amounts higher than the IRS limits established for qualified plans. This plan is compliant with the regulations promulgated by the IRS under Section 409A of the Code. The Company has never matched any deferred compensation or provide other discretionary contributions. Base salary, STIP and LTIP payments are all eligible for deferral into this plan. There are no limits on the amounts of compensation eligible for deferral. For example, an executive officer may defer 100% of his or her compensation. The deferred compensation (and Company match or contributions, if any) are deposited into a rabbi trust to protect and segregate the funds. Deferred funds are invested in the same range of investment options as are available in our 401(k) plan discussed above. We distribute the deferred balance upon retirement, termination from employment, death or disability based on a schedule selected by the executive officer.

Perquisites
In addition to the compensation described above, we provide a health and wellness program for our executive officers, including our NEOs, which includes annual physical exams. We offer no other perquisites to our U.S. based NEOs. Mr. Cronin, who is based in Europe, is provided in accordance with customary local practice, a pension contribution gap payment, housing allowance and tax preparation services fee reimbursement. See Footnote (5) to the “Summary Compensation Table” for information concerning these perquisites.

Tax Considerations Affecting Compensation Decisions
Section 162(m) of the Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our NEOs unless certain specific criteria are satisfied. “Qualified performance-based compensation”, as defined in Section 162(m) of the Code, is fully deductible if the incentive plans are approved by stockholders and meet other requirements. The STIP and LTIP have both been approved by our stockholders and thus are designed to permit us to receive a federal income tax deduction for the awards made pursuant to these incentive plans. However, under the tax reform law passed in December 2017, generally referred to as the Tax Cuts and Jobs Act, the “qualified performance-based compensation” exemption was eliminated. Accordingly, for fiscal year 2018 and after, compensation paid to our NEOs may be subject to the limitations on deductibility under Section 162(m) of the Code. While we have generally attempted to tax qualify our compensation program, we also seek to maintain flexibility in compensating our executive officers, and as a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Therefore, the Compensation Committee continues to maintain the flexibility to award compensation under our incentive plans regardless of tax-deductibility, if doing so furthers the objectives of our executive compensation program and is in the best interest of the Company and the stockholders.

“Say-on-Pay” Advisory Votes
At our 2017 annual meeting of stockholders, the holders of Class B Common Stock approved a three-year frequency period for holding advisory votes on executive compensation to our NEOs (with a vote in excess of 55% of shares voted). In addition, the holders of Class B Common Stock approved the compensation (by an affirmative vote in excess of 99% of shares voted), as disclosed in the CD&A section and compensation tables, as well as the other narrative executive compensation disclosures, contained in the definitive proxy statement for our 2017 annual meeting of stockholders, NEOs identified therein. Based on that vote, the Compensation Committee determined that no changes to our executive compensation program were warranted. The next stockholder advisory votes on approval of executive compensation and the frequency period of such votes will be held during our 2020 and 2023 annual meetings of the stockholders, respectively. The Compensation Committee will continue to review the design of our executive compensation program, particularly in light of our “say-on-pay” votes, executive compensation developments and our pay-for-performance philosophy, to align the executive compensation program consistent with the interests our stockholders.

Greif - Proxy Statement 25

2018 Performance Reviews of CEO and Other NEOs
The Compensation Committee reviews the performance of the CEO and other NEOs based upon certain pre-established performance categories approved by the Compensation Committee. The performance categories were determined by the Compensation Committee to be aligned with our compensation philosophy and objectives. These categories are as follows:

1. Financial Performance Results
2. Strategic Effectiveness and Innovation
3. Business Management
4. Talent Management
5. Personal Effectiveness
6. Board Relations (CEO only)
In reviewing Mr. Watson’s performance as CEO for fiscal 2018, the Compensation Committee solicited written comments from all members of the Board of Directors based on the above six categories using the following criteria: exceeds expectations; meets expectations; and needs improvement. The Compensation Committee compiled the written comments. In evaluating fiscal 2018 performance of Mr. Watson with respect to each of the categories of his compensation, the Compensation Committee specifically discussed and recognized the following factors of Mr. Watson’s performance during the year:

•	His intense focus on measurably enhancing customer relations and serving the needs of the Company’s customers resulting in improved financial performance and higher gross margins and net income;

•
His leadership in guiding the Company continues to deliver value through improved financial results in 2016, 2017 and 2018, reaping the benefits of the transformation process completed in 2017 and the Greif Business System;

•
His directed efforts to measurably enhance customer relations, drive towards a world-class safety culture, rationalize the footprint of operations, enhance the personnel succession process, and respond to numerous market challenges in areas of tariffs, tax reform, foreign exchange, transportation costs, regional economic shifts, and competitive pressures;

•	His leadership on a Board agreed upon strategic growth plan with a stringent process for evaluating and executing on capital investment opportunities both internally and externally; and

•	His efforts and leadership have positioned the Company to take advantage of opportunities, further optimize operations, and grow the business and stockholder value.
Our CEO, Mr. Watson, reviews the performance of each NEO (other than himself) annually based on the first five performance categories set forth above using three criteria - exceeds expectations, meets expectations, and needs improvement - as well as using other subjective assessments of performance. After completing his performance review, Mr. Watson reports his subjective determinations and recommendations to the Compensation Committee and Special Subcommittee. No single factor is given specific relative weight by Mr. Watson or the Compensation Committee, but all of the factors are considered in the aggregate in their collective experience and reasoned business judgment. The Compensation Committee and Special Subcommittee then consider any proposed adjustments, to the base salary, STIP and LTIP compensation, and award opportunities for those NEOs and determine whether these compensation components are at appropriate levels in light of the salaries and bonuses of other executive officers in equivalent roles in our peer group and market data provided by Willis Towers Watson.
Mr. Watson noted the following factors for the performance of each of the NEOs during the prior fiscal year:

•
Mr. Hilsheimer - His leadership in driving the Company to meet our 2020 performance objectives, his continuing guidance in the implementation of a global ERP system and the improvement of our internal controls environment, his focus on proactive communication with Company stockholders and the investment community, the successful navigation of the Company’s tax structure and the creation and implementation of a robust risk management process related to capital allocation strategies.

•
Mr. Martz - His leadership of legal and global real estate departments in providing excellent customer service to the Company’s businesses and corporate departments, as well as his astute legal advice and counsel on business transactions and regulatory matters; his guidance and leadership in Human Resources during the leadership transition, and his guidance and input into the risk management process related to strategic growth.

•
Mr. Cronin - His commitment to serving our customers as evidenced by improving Customer Service Index scores, his continued focus on improving relationships with our global key accounts, and his leadership in developing the team within the RIPS business units in EMEA and APAC, including the effective start-up of several new plants in those business units; and guidance, leadership and input into our strategic growth strategy.

•
Mr. Rosgaard - His leadership and business acumen in guiding business execution and performance improvement in the North American RIPS business and in the Latin America RIPS business; and his continued focus on serving our customers by achieving excellent Customer Service Index scores for the businesses he leads, his continued development of upgrading his team in Latin America, and his guidance, leadership and input into our strategic growth strategy and his efforts to champion our sustainability strategies and progress towards meeting our 2025 global sustainability goals.

Greif - Proxy Statement 26

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
During fiscal 2018, the Compensation Committee members were Daniel J. Gunsett-Chairperson, Vicki L. Avril, Mark A. Emkes, Judith D. Hook and Patrick J. Norton. During fiscal 2018, the Company retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf, and it anticipates retaining such firm in fiscal 2019. Mr. Gunsett is a partner of Baker & Hostetler LLP. The Board has determined that Mr. Gunsett and the other members of our Compensation Committee met all of the applicable standards of independence for compensation committee members.
No executive officer of the Company served during fiscal 2018 as a member of a compensation committee or as a director of any entity of which any of the Company’s directors served as an executive officer.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A above with Company’s management and, based on this review and discussion, has recommended to the Board that this CD&A be included in this proxy statement and incorporated by reference into the 2018 Form 10-K.
Submitted by the Compensation Committee of the Board of Directors.

Daniel J. Gunsett, Committee Chairperson Vicki L. Avril Mark A. Emkes Judith D. Hook Patrick J. Norton

Greif - Proxy Statement 27

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table
The following table sets forth the compensation for the fiscal years ended October 31, 2018, 2017 and 2016 for our principal executive officer, principal financial officer (and those individuals acting in a similar capacity) and three other most highly compensated executive officers (the “NEOs”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Peter G. Watson President and Chief Executive Officer	2018	1,022,323	—	2,735,452	—	4,780,419	1,636,340	12,559	10,187,093
	2017	967,778	—	836,573	—	1,670,539	1,092,876	13,120	4,580,886
	2016	834,617	75,000	171,981	—	1,450,095	935,632	9,272	3,476,597
Lawrence A. Hilsheimer Executive Vice President and Chief Financial Officer	2018	699,560	—	1,285,379	—	2,231,261	11,640	335,766	4,563,606
	2017	682,635	—	683,269	—	1,039,666	7,314	242,932	2,655,816
	2016	662,500	13,000	200,823	—	917,646	3,258	249,776	2,047,003
Gary R. Martz Executive Vice President, General Counsel and Secretary (6)	2018	584,223	75,000	860,395	—	1,513,423	526,890	12,955	3,572,886
	2017	570,587	—	482,362	—	714,086	562,013	13,120	2,342,168
	2016	555,240	10,920	153,056	—	674,732	645,817	13,225	2,052,990
Michael Cronin Senior Vice President and Group President (7)	2018	538,196	—	631,056	—	1,213,841	33,323	118,812	2,535,228
	2017	525,000	—	185,744	—	473,568	70,382	97,180	1,351,874
	2016	508,475	—	39,457	—	604,218	14,062	113,074	1,279,286
Ole Rosgaard Senior Vice President and Group President	2018	460,337	—	452,297	—	954,689	—	21,205	1,888,528
	2017	404,040	—	150,211	—	419,711	—	10,320	984,282
	2016	358,000	53,083	—	—	361,295	—	16,039	788,417

(1)
The amounts of base salary for fiscal years 2016, 2017 and 2018 reflect actual amounts paid to the respective NEO for each fiscal year ended October 31. As discussed in “Compensation Discussion and Analysis - Elements of Our Compensation Program - Base Salary” above, we implement base salary increases on a calendar year rather than a fiscal year basis.

(2)
Amounts represent the restricted share portion of LTIP awards, as described below (see footnote 3 below) and as discussed in the “Compensation Discussion and Analysis - Long-Term Incentive Plan” above, based upon the dollar amount recognized for financial statement reporting purposes during fiscal years 2018, 2017, and 2016, respectively, computed in accordance with Accounting Standards Certification (“ASC”) 718. For a discussion of the relevant ASC 718 valuation assumptions, see Note 1 in the Consolidated Financial Statements included in Item 8 of the 2018 Form 10-K. For fiscal 2018, 2017 and 2016 LTIP award amounts were determined by multiplying the closing price of our Class A Common Shares on December 31, 2018 ($37.11), January 4, 2018 ($62.20) and January 11, 2017 ($53.61), respectively, by the number of shares granted.

(3)
Amounts represent the cash awards earned under the STIP and LTIP. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short-Term Incentive Plan” and “- Long-Term Incentive Plan.” The cash awards earned under the STIP and the LTIP for fiscal years 2018, 2017 and 2016 are as follows:

Name	Fiscal Year	Short Term Incentive Plan Awards ($)	Long Term Incentive Plan Awards ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Peter G. Watson	2018	2,334,624	2,445,795	4,780,419
	2017	1,078,111	592,428	1,670,539
	2016	1,283,401	166,694	1,450,095
Lawrence A. Hilsheimer	2018	1,081,978	1,149,283	2,231,261
	2017	548,964	490,702	1,039,666
	2016	722,982	194,664	917,646
Gary R. Martz	2018	744,134	769,289	1,513,423
	2017	372,496	341,590	714,086
	2016	526,332	148,400	674,732
Michael Cronin	2018	649,609	564,232	1,213,841
	2017	341,250	132,318	473,568
	2016	565,982	38,236	604,218
Ole Rosgaard	2018	550,269	404,420	954,689
	2017	275,876	143,836	419,711
	2016	361,295	—	361,295

Greif - Proxy Statement 28

(4)
Amounts represent the change in the pension value for each NEO, including amounts accruing under the Pension Plan, other company pension plans, the SERP, the DC SERP. None of the NEOs who participate in the Non-qualified Deferred Compensation Plan receive preferential or above market earnings. During fiscal 2018, the Company accrued above market interest with respect to the DC SERP, a non-qualified defined contribution plan, for Mr. Hilsheimer in the amount of $11,640 which equaled the difference between the interest accrued at 4.59% and that which would have accrued at 3.00% (120% of the long term applicable federal rate for October 2017).

(5)
For NEOs based in the U.S., amounts represent our contributions to the 401(k) plan, subject to Internal Revenue Service and ERISA limitations, premiums paid for life insurance and health insurance premiums, the value of the annual wellness physical and any other perquisites paid by us to or on behalf of such NEO during fiscal years 2018, 2017 and 2016.

Name	Year	401(k) Match and Contribution ($)†	Company paid Life Insurance and other Premiums ($)††	Value of Wellness Physical Exams ($)	DC SERP ($)†††	Perquisites and Other Personal Benefits ($)††††	Total All Other Compensation ($)
Peter G. Watson	2018	7,854	1,905	2,800	—	—	12,559
	2017	8,100	2,220	2,800	—	—	13,120
	2016	4,147	2,325	2,800	—	—	9,272
Lawrence A. Hilsheimer	2018	16,500	1,905	727	316,634	—	335,766
	2017	8,100	2,220	—	232,612	—	242,392
	2016	7,665	2,325	—	239,786	—	249,776
Gary R. Martz	2018	8,250	1,905	2,800	—	—	12,955
	2017	8,100	2,220	2,800	—	—	13,120
	2016	8,100	2,325	2,800	—	—	13,225
Michael Cronin	2018	—	38,162	—	—	80,650	118,812
	2017	—	27,024	—	—	70,488	97,180
	2016	—	—	—	—	113,074	113,074
Ole Rosgaard	2018	16,500	1,905	2,800	—	—	21,205
	2017	8,100	2,220	—	—	—	10,320
	2016	10,914	2,325	2,800	—	—	16,039
† This column includes an additional match for Messrs. Hilsheimer and Rosgaard who are U.S. employees not eligible to participate in the Pension Plan. This additional employer contribution is equal to three percent of their eligible compensation.
†† This column includes Company paid, life insurance, accidental death and disability, long-term disability and global medical and dental insurance and evacuation premiums.
††† This column includes pay credits and non-above market interest credits accrued with respect to the DC SERP.
†††† This column typically includes benefits related to expatriate assignments and other miscellaneous benefits. The amount for Mr. Cronin represents perquisites customary to his assignment in Europe, such as a pension contribution gap, tax preparation services and a housing allowance paid by the Company to or on behalf of Mr. Cronin as set forth below.

	Pension Contribution Gap ($)	Tax Preparation ($)	Housing Allowance ($)	Total ($)
2018	40,844	—	39,806	80,650
2017	30,514	1,109	38,865	70,488
2016	56,495	1,109	55,470	113,074

(6)	Mr. Martz’s discretionary cash bonus amount was related to additional responsibilities assumed as acting Chief Human Resource Officer and other services provided during the fiscal year.

(7)	Mr. Cronin’s compensation is paid in Euros and has been converted to U.S. Dollars using an exchange rate of 1.136097, 1.110424 and 1.1094 for fiscal years 2018, 2017 and 2016, respectively.

Greif - Proxy Statement 29

Grants of Plan-based Awards in Fiscal 2018
The following table summarizes grants of non-equity and stock-based compensation awards made during fiscal 2018 to the NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter G. Watson
Long term	12/21//2017	1,121,670	3,399,000	6,798,000	--	--	--	--	--	--	--
Short term	12/21//2017	643,750	1,287,500	2,575,000	--	--	--	--	--	--	--
Lawrence A. Hilsheimer
Long term	12/21//2017	463,312	1,403,976	2,807,952	--	--	--	--	--	--	--
Short term	12/21//2017	298,345	596,690	1,193,380	--	--	--	--	--	--	--
Gary R. Martz
Long term	12/21//2017	309,541	938,002	1,876,004	--	--	--	--	--	--	--
Short term	12/21//2017	205,188	410,376	820,752	--	--	--	--	--	--	--
Michael Cronin
Long term	12/21//2017	221,976	672,656	1,345,312	--	--	--	--	--	--	--
Short term	12/21//2017	174,891	349,781	699,562	--	--	--	--	--	--	--
Ole Rosgaard
Long term	12/21//2017	192,582	583,583	1,167,166	--	--	--	--	--	--	--
Short term	12/21//2017	151,732	303,463	606,926	--	--	--	--	--	--	--

(1)
In fiscal 2018, each NEO was selected to participate in the LTIP for the performance period beginning November 1, 2017 and ending October 31, 2020. If the performance goals are achieved for that performance period, then awards will be made based on a percentage of such person’s average base salary (exclusive of any bonus and other benefits) during the three-year performance period. For the performance period, the threshold and maximum levels are 33% and 200%, respectively, of the target award. Estimated future payouts are based on each NEO’s salary as of January 1, 2018, and are to be paid 50% in cash and 50% in restricted shares of our Class A and/or Class B Common Stock, as determined by the Special Subcommittee, with the number of restricted shares awarded being based on the average closing price of such restricted shares during the 90-day period preceding the day that the performance criteria for the performance period was established. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long Term Incentive Plan.”

(2)
In fiscal 2018, each NEO was selected to participate in the STIP. Under the STIP, threshold, target and maximum levels of each individual NEO’s award potential are established for each performance period, based on Corporate RONA. Approved target awards for fiscal 2018 are based upon a percentage of each NEO’s base salary paid during fiscal 2018. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Short Term Incentive Plan.” The actual payments earned by each NEO in fiscal 2018 and paid in fiscal 2019 are shown in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column.

Stock-based Compensation
Since 2006, we have not issued stock options or made stock awards to its executive officers or employees, other than as a component of the LTIP or in certain circumstances, as a component of compensation packages offered to attract new key employees. Although it is the Compensation Committee’s current intention to use only the LTIP for stock-based compensation to executive officers and other key employees, stock option and stock awards could be granted by the Compensation Committee under our 2001 Management Equity Incentive and Compensation Plan (the “2001 Plan”). The 2001 Plan provides for the award of incentive and nonqualified stock options and restricted and performance shares of Class A Common Stock to key employees. The maximum number of shares that could be issued each year is determined by a formula that takes into consideration the total number of shares outstanding and is also subject to certain limits. In addition, the maximum number of shares that may be issued under the 2001 Plan during its term for incentive stock options is 5,000,000 shares. The shares of Class A Common Stock subject to the 2001 Plan have been registered under the Securities Act of 1933. No option may vest less than two years after the grant date and or be exercised greater than ten years after its grant date. In addition, no options granted under the 2001 Plan can be repriced or repurchased by us without stockholder approval. In general, options may not be transferred by the option holder, except that the Compensation Committee may, in its sole discretion, permit transfers by the option holder to his or her spouse, children, grandchildren and certain other relatives or a trust for the principal benefit of one or more such persons or to a partnership whose only partners are one or more such persons.

Greif - Proxy Statement 30

Equity Compensation Plan Information (1)

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders (2)	—	—	(3)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total:	—	—	—

(1)	Information as of October 31, 2018.

(2)
These plans include the 2001 Plan and the 2005 Outside Directors Equity Award Plan, under which shares of our Class A Common Stock may be issued, and the LTIP, under which restricted shares of our Class A and Class B Common Stock may be issued. See “Compensation Discussion and Analysis - Elements of Our Compensation Program - Long Term Incentive Plan,” “Executive Compensation - Stock-based Compensation,” and “Director Compensation for Fiscal 2018 - Director Compensation Arrangements” for a further description of these plans. Stock options are no longer issued under the incentive stock option plan.

(3)
Presently 143,836 shares of Class A Common Stock remain available for future issuance under the 2005 Outside Directors Equity Award Plan. The LTIP does not contain a limit on, or a formula for calculating, the number of shares available for future issuance under the 2001 Plan. The 2001 Plan contains a formula for calculating the number of shares available for future issuance under that 2001 Plan. This formula provides that the maximum number of shares which may be issued each calendar year under the 2001 Plan is equal to the sum of (a) 5.0% of the total outstanding shares as of the last day of our immediately preceding fiscal year, plus (b) any shares related to awards under the 2001 Plan that, in whole or in part, expire or are unexercised, forfeited, or otherwise not issued to a participant or returned to the Company, plus (c) any unused portion of the shares available under (a), above, for the immediately preceding two fiscal years as a result of not being made subject to a grant or award in such preceding two fiscal years. The approximate number of shares that may be issued under the 2001 Plan in fiscal 2019 is 3,900,000 shares. The maximum number of shares that may be issued under the 2001 Plan with respect to incentive stock options is 5,000,000 shares 1,072,311 shares remain available for future issuance under this limitation).

Outstanding Equity Awards at Fiscal Year-End
As of the end of fiscal 2018, there were no stock-based compensation awards outstanding for the NEOs. As discussed in “Stock-based Compensation” above, since 2006, we have not issued stock options or made stock awards to its executive officers or employees, including the NEOs, other than as a component of the LTIP or in certain circumstances, as a component of compensation packages offered to attract new key employees.

Option Exercises and Stock Vested
We had no stock-based compensation awards exercised or vested during fiscal 2018.

Greif - Proxy Statement 31

Pension Benefits
The table below sets forth the years of service and present value of the accumulated benefit for each of the eligible NEOs under the Pension Plan and other pension plans sponsored by subsidiaries of the Company and the SERP as of October 31, 2018. Messrs. Hilsheimer and Rosgaard are not participants in a Company sponsored pension plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)(2)(3)	Payments During Last Fiscal Year ($)
Peter G. Watson	Pension Plan	19	654,905	—
	SERP	7	3,566,626	—
Gary R. Martz	Pension Plan	17	554,655	—
	SERP	17	3,404,804	—
Michael Cronin	Netherlands Pension	4	125,355	—
	SERP	—	—	—

(1)	Assumptions for calculations:
(A)    Age 65 commencement for Messrs. Watson and Martz and age 67 commencement for Mr. Cronin;
(B)    No decrements for death nor termination prior to age 65;
(C)    RP-2014 Projected Mortality for the Pension Plan. For the Netherlands Pension, the AP Prognosetafel 2016 mortality table as of October 31, 2017 and 2016, respectively; and the AP Prognosetafel 2018 mortality table as of October 31, 2018;
(D)    Discount rates for the Pension Plan of 4.61%, 3.28% and 3.28% as of October 31, 2018, 2017 and 2016, respectively; and discount rates for the SERP of 4.38%, 3.42% and 3.36% as of October 31, 2018, 2017 and 2016, respectively; and discount rate for the Netherlands Pension of 1.65%, 1.55% and 1.32% as of October 31, 2018, 2017 and 2016, respectively.

(2)
See Note 12 in the Notes to Consolidated Financial Statements included in Item 8 of the 2018 Form 10-K for a discussion of the valuation method and material assumptions applied in quantifying the present value of the accumulated benefit.

(3)
Mr. Cronin’s Netherlands Pension benefits were calculated in Euros and converted to U.S. Dollars using an exchange rate of 1.136097, 1.1610 and 1.0897 for fiscal years 2018, 2017 and 2016, respectively.

Non-Qualified Deferred Compensation
The table below provides information regarding the NEOs accounts under our Non-qualified Deferred Compensation Plan as of October 31, 2018. Messrs. Hilsheimer and Rosgaard are the only NEOs that have elected to defer compensation under our Non-qualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)(2)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Lawrence A. Hilsheimer	54,225	—	7,803	—	307,154
Ole Rosgaard	59,256	—	263	—	59,520

(1)	The amounts shown above include salary, LTIP and STIP awards deferred during fiscal 2018.

(2)
The amounts included in the table and also reported as fiscal 2018 compensation in the Summary Compensation Table of this proxy statement are $54,225 and $59,525 for Messrs. Mr. Hilsheimer and Rosgaard, respectively.

Potential Payments Upon Termination or Change in Control
We have no plans, agreements, contracts or other arrangements providing any NEO with severance or change-in-control benefits.

Agreements with NEOs
We do not have an employment agreement with any NEO. All NEOs, as well as other participants in the LTIP, have agreed to certain post-employment covenants prohibiting them from becoming involved in any enterprise which competes with any business engaged in by the Company or its subsidiaries.

Greif - Proxy Statement 32

Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, for fiscal 2018, the ratio of the total annual compensation of our CEO to the total annual compensation of the median employee was 305 to 1.
To identify the median employee, we first determined our global employee population consisting of full-time, part-time, seasonal and temporary employees as of October 1, 2018. We excluded all employees in India (2), Kazakhstan (1), Morocco (68), Nigeria (22), Poland (68), and Ukraine (481) under the de minimus exception, as the aggregate number of employees in those countries (642) represents less than 5% of our total global employee population of 12,396. After determining our global employee population, we then used the annual base salary reflected in our internal payroll system, converted into U.S. dollars, as our consistently applied compensation measure. We next annualized the compensation of all permanent employees who joined the Company during the fiscal year.
Once the median employee was identified, we calculated the median employee’s compensation using the same methodology used to calculate the total compensation of the CEO as set forth in the Summary Compensation Table. The median employee’s annual total compensation was $33,407. The annual total compensation of our CEO was $10,187,092 as set forth in the Summary Compensation Table of this proxy statement.

Greif - Proxy Statement 33

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee is responsible for monitoring and reviewing our financial reporting process on behalf of the Board of Directors. The Audit Committee consists of four independent directors. The Company’s Board of Directors has determined that all Audit Committee members are “financially literate” as defined by the NYSE standards and that Bruce A. Edwards qualifies as an “audit committee financial expert” as defined by applicable SEC regulations. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). In fulfilling its responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the 2018 Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Throughout the year, the Audit Committee also monitored the results of the testing of internal control over financial reporting pursuant to §404 of the Sarbanes-Oxley Act of 2002, reviewed a report from management and internal audit regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed a report from Deloitte & Touche LLP regarding the effectiveness of internal control over financial reporting. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with GAAP, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). In addition, the Audit Committee received written disclosures regarding the independent auditors’ independence from management and the Company, and received a letter confirming that fact from the independent auditors, which included applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and considered the compatibility of nonaudit services with the auditors’ independence.
The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets separately with the internal and independent auditors, with and without management present, and separately with management, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
As discussed above, the Audit Committee is responsible for monitoring and reviewing our financial reporting process. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with GAAP and on the representations of the independent auditors included in their report on our consolidated financial statements. The Audit Committee’s review does not provide its members with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that our consolidated financial statements are presented in accordance with GAAP, that the audit of our consolidated financial statements has been carried out in accordance with the standards of the PCAOB, or that our independent auditors are in fact “independent.”
The Audit Committee receives regular reports from our General Counsel with respect to matters coming within the scope of our Code of Business Conduct and Ethics. The CEO and the principal financial officer have each agreed to be bound by the Code of Business Conduct and Ethics and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers. The Company has also implemented and applied the Code of Business Conduct and Ethics throughout the Company. It also has in place procedures for the receipt of complaints concerning our accounting, internal accounting controls, or auditing practices, including the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing practices.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the 2018 Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee has selected Deloitte & Touche LLP as our independent auditors for the 2019 fiscal year.
Submitted by the Audit Committee of the Board of Directors.
Bruce A. Edwards, Committee Chairperson
John F. Finn
Michael J. Gasser
John W. McNamara

Greif - Proxy Statement 34

Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditors in order to assure that such services do not impair the auditors’ independence from the Company. The Securities and Exchange Commission has issued rules specifying the types of services that independent auditors may not provide to their audit client, as well as the audit committee’s administration of the engagement of the independent auditors. Accordingly, the Audit Committee has adopted a Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions under which services proposed to be performed by the independent auditors must be pre-approved.
Pursuant to the Policy, certain proposed services may be pre-approved on a periodic basis so long as the services do not exceed certain pre-determined cost levels. If not pre-approved on a periodic basis, proposed services must otherwise be separately pre-approved prior to being performed by the independent auditors. In addition, any proposed services that were pre-approved on a periodic basis, but later exceed the pre-determined cost level would require separate pre-approval of the incremental amounts by the Audit Committee.
The Audit Committee has delegated pre-approval authority to the Chairperson of the Audit Committee for proposed services to be performed by the independent auditors for up to $100,000 per engagement. Pursuant to such Policy, in the event the Chairperson pre-approves services, the Chairperson is required to report decisions to the full Audit Committee at its next regularly-scheduled meeting.

Fees of the Independent Registered Public Accounting Firm
Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2018. It is currently expected that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions from stockholders. Our Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2019 fiscal year. Deloitte & Touche LLP was initially engaged by the Audit Committee as our independent registered public accounting firm in August 2014.
All services to be provided by our independent auditors are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See “Audit Committee Pre-Approval Policy.” Aggregate fees billed to the Company for each of the fiscal years ended October 31, 2017 and October 31, 2018 by Deloitte & Touche LLP were as follows:

Type of Service	2018	2017
Audit Fees (1)	$6,575,000	$6,640,000
Audit-Related Fees (2)	$506,000	$305,000
Tax Fees (3)	$1,684,000	$1,525,000
All Other Fees (4)	$43,000	$61,000
Total	$8,808,000	$8,531,000

(1)	Comprises the audits of our annual financial statements and internal controls over financial reporting and reviews of our quarterly financial statements, attest services and consents to SEC filings.

(2)	Comprises statutory audits of Company subsidiaries, employee benefit plan audits and consultations regarding financial accounting and reporting.

(3)
Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $0, $24,907 and $379,985 of the tax fees for fiscal years 2018, 2017 and 2016, respectively. The remaining tax fees primarily include tax planning.

(4)	Comprises other miscellaneous services.

None of the services described under the headings “-Audit-Related Fees,” “-Tax Fees,” or “-All Other Fees” above were approved by the Audit Committee pursuant to the waiver procedure set forth in 17 CFR 210.2-01 (c)(7)(i)(C)

Greif - Proxy Statement 35

OTHER MATTERS
Communications with the Board
Our Board believes it is important for stockholders to have a process to send communications to the Board. Accordingly, any stockholder or other interested party who desires to make his or her concerns known to the non-management directors or to the entire Board may do so by communicating with the chairperson of the Audit Committee by e-mail to audit.committee@greif.com or in writing to Audit Committee Chairperson, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015. All such communications will be forwarded to the non-management directors or the entire Board as requested in the communication.
Shareholder Recommendations for Director Nominees
The Nominating Committee is responsible for evaluating and recommending candidates to the Board. The Committee’s Charter sets forth certain specific, minimum qualifications that must be met by a Nominating Committee recommended nominee for a position on the Board, as well as qualities and skills that Board members must possess. The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers director’s qualification as independent, as well as diversity, age, skill and experience in the context of the needs of the Board. The Nominating Committee seeks to achieve diversity of occupational and personal backgrounds and considers diversity as a factor in director nominations. The Nominating Committee views diversity in a broad context to include race, gender, ethnicity, geography, diversity of viewpoint, professional and industry experience, skills, education and personal expertise, among others. At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. Ultimately, the Nominating Committee will select prospective Board members who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.
The Nominating Committee identifies potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and stockholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Stockholders may recommend director candidates for consideration by the Nominating Committee by submitting a written recommendation to the Secretary of the Company at 425 Winter Road, Delaware, Ohio 43015 (the “Recommendation Notice”). The Recommendation Notice must contain, at a minimum, the following: the name and address, as they appear on our books, and telephone number, of the stockholder making the recommendation, including information on the number of shares and class of stock owned, and if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual’s background, experience and qualifications in the event that the Nominating Committee desires to do so; the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and, if known to the stockholder, any material interest of such stockholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of stockholders (or a statement to the effect that no material interest is known to such stockholder).
Except for the director nominees recommended by the Nominating Committee to the Board, no person may be nominated for election as a director of the Company during any stockholder meeting unless such person was first recommended by a stockholder for Board membership in accordance with the procedures set forth in the preceding paragraph and the Recommendation Notice was received by us not less than 60 days nor more than 90 days prior to the date of such meeting; provided, however, if less than 75 days’ notice or prior public disclosure of the date of a stockholders’ meeting is given or made to stockholders, then, in order to be timely received, the Recommendation Notice must be received by us no later than the close of business on the 10th day following the day on which such notice of the date of the stockholders’ meeting was mailed or such public disclosure was made.
Stockholder Proposals
Proposals of stockholders intended to be presented at the 2020 annual meeting of stockholders (scheduled for February 25, 2020) must be received by us for inclusion in the proxy statement and form of proxy on or prior to 120 days in advance of the first anniversary of the date of this proxy statement. If a stockholder intends to present a proposal at the 2020 annual meeting of stockholders, but does not seek to include such proposal in our proxy statement and form of proxy, such proposal must be received by us on or prior to 45 days in advance of the first anniversary of the date of this proxy statement or the persons named in the form of proxy for the 2020 annual meeting of stockholders will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in our proxy statement or form of proxy. Furthermore, stockholders must follow the procedures set forth in Article I, Section 8, of our Second Amended and Restated By-Laws, as amended, in order to present proposals at the 2020 annual meeting of stockholders.

Greif - Proxy Statement 36

Certain Relationships and Related Party Transactions
We have a written policy for the approval of a transaction between the Company and one of its directors, executive officers, greater than 5% Class B stockholders, an entity owned or controlled by such persons, or an immediate family member of such persons, which is generally referred to as a related party transaction. This policy provides that the Audit Committee must review, evaluate and approve or disapprove all related party transactions involving an amount equal to or greater than $5,000. This policy also requires that all related party transactions be disclosed in our applicable filings as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules. In addition, the Nominating Committee, which advises the Board of Directors on corporate governance matters, independently reviews and assesses corporate governance issues related to contemplated related party transactions.
During fiscal 2018, we retained the law firm of Baker & Hostetler LLP to perform certain legal services on its behalf. Daniel J. Gunsett, a partner in that firm, is a director of the Company and a member of the Compensation, Nominating and Stock Repurchase Committees. We anticipate retaining Baker & Hostetler LLP in the 2019 fiscal year. The Board has affirmatively determined that Mr. Gunsett meets the categorical standards of independence adopted by the Board and is an independent director as defined in the NYSE listing standards. See “Corporate Governance-Director Independence.”
Other Information
The proxy card enclosed with this proxy statement is solicited from Class B stockholders by and on behalf of the Board of Directors of the Company. A person giving the proxy has the power to revoke it.
The expense for soliciting proxies for this Annual Meeting is to be paid by us. Solicitations of proxies also may be made by personal calls upon or telephone or telegraphic communications with stockholders, or their representatives, by not more than five officers or regular employees of the Company who will receive no compensation for doing so other than their regular salaries.
Management knows of no matters to be presented at the Annual Meeting other than the above proposals. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

/s/ Gary R. Martz
Gary R. Martz
Corporate Secretary

January 11, 2019

Greif - Proxy Statement 37

GREIF

GREIF, INC.
425 WINTER ROAD
DELAWARE, OH 43015

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Greif, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Greif, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E55044-P15749 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GREIF, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
Proposal 1. THE ELECTION OF ALL DIRECTOR NOMINEES LISTED BELOW (except as marked to the contrary to the right)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) Vicki L. Avril
02) Bruce A. Edwards
03) Mark A. Emkes
04) John F. Finn
05) Michael J. Gasser
06) Daniel J. Gunsett
07) Judith D. Hook
08) John W. McNamara
09) Peter G. Watson

NOTE: In addition, the named proxies are authorized to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Please date and sign this proxy exactly as your name appears hereon; joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date